Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, and 333-87432 of Valmont Industries, Inc. on Form S-8 and Registration Statement No. 333-59912 of Valmont Industries, Inc. on Form S-3 of our reports dated March 8, 2005 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in methods of accounting for variable interest entities in 2003 and goodwill and other intangibles in 2002), relating to the financial statements and financial statement schedule of Valmont Industries, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 25, 2004.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 8, 2005